 Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Channel Therapeutics Corporation on Form S-8 (File No. 333-278674), Form S-1 (File No. 333-281070) and Form  S-1 (File No. 333-269188) of our report dated March 27, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Channel Therapeutics Corporation as of December 31, 2024 and 2023, and for the years ended December 31, 2024 and 2023, which report is included in this Annual Report on Form 10-K of Channel Therapeutics Corporation for the year ended December 31, 2024.

/s/ Marcum LLP

Marcum llp

Hartford, CT

March 27, 2025